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Exhibit 21

LOUISIANA-PACIFIC CORPORATION
AND SUBSIDIARIES

Domicile
Louisiana-Pacific Corporation	Delaware
Domestic Subsidiaries
CP Investment Corp.	Oregon
GreenStone Industries, Inc.	Delaware
Ketchikan Pulp Company	Washington
Louisiana-Pacific International, Inc.	Oregon
Louisiana-Pacific Timber Company	Oregon
L-PSPV, Inc.	Delaware
LP Receivables Corporation	Delaware
LPS Corporation	Oregon
L-P Redwood, LLC	Delaware
L-P SPV2, LLC	Delaware
New Waverly Transportation, Inc.	Texas
Foreign Subsidiaries
Louisiana-Pacific Canada Pulp Co.	Nova Scotia, Canada
3047525 Nova Scotia Company	Nova Scotia, Canada
3047526 Nova Scotia Company	Nova Scotia, Canada
Louisiana-Pacific Limited Partnership	New Brunswick, Canada
Louisiana-Pacific Canada Ltd.	British Columbia, Canada
Louisiana-Pacific B.C. Forest Products Limited	British Columbia, Canada
LP Engineered Wood Products Ltd.	British Columbia, Canada
Louisiana Pacific de Mexico, S.A. de C.V.	Mexico
Louisiana-Pacific South America S.A.	Chile
Louisiana-Pacific Chile S.A.	Chile
Less Than 51% Owned
6015018 Canada Inc. (Abitibi—LP Engineered Wood, Inc.)
Samoa Pacific Cellulose, LLC
Slocan-LP OSB Corp.
US GreenFiber, LLC

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  Exhibit 21